Exhibit 4.7

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of Genpact Limited is intended as a summary only and therefore is not a complete description. The description is based upon, and is qualified by reference to, our memorandum of association, our bye-laws and applicable provisions of the Companies Act of 1981 (Bermuda) (the “Companies Act”). You should read our memorandum of association, and bye-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part, for the provisions that are important to you. As used in this “Description of Securities Registered Under Section 12 of the Exchange Act,” the terms “Genpact,” “Company,” “we,” “our” and “us” refer to Genpact Limited and do not, unless the context otherwise indicates, include our subsidiaries.

Share Capital

Our authorized capital consists of 500,000,000 common shares, $0.01 par value per share and 250,000,000 preference shares, $0.01 par value per share.

Common Shares

Holders of our common shares are entitled, subject to the provisions of our bye-laws, to one vote per share on all matters submitted to or requiring a vote of holders of common shares. Unless a different majority is required by Bermuda law or by our bye-laws, resolutions to be approved by holders of common shares may be passed by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that a quorum for such a meeting shall be two shareholders present in person or represented by proxy and entitled to vote holding or representing shareholders holding more than 50% of our issued shares carrying the right to vote at general meetings.

Upon our liquidation, dissolution or winding up, the holders of our common shares are entitled to receive their ratable share of our net assets available after payment of all debts and other liabilities, subject to the rights of any holders of any preference shares which may be in issue and having preferred rights on any return of capital.

Our common shares have no preemptive, subscription, redemption or conversion rights.

Dividends

Under Bermuda law, a company may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, after making all necessary provisions for the payment of any preferred dividends in respect of applicable preference shares, each common share is entitled to dividends if, as and when dividends are declared by our board of directors. There are no restrictions in Bermuda on our ability to transfer funds in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

The rights attaching to a particular class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of not less than 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing by proxy the majority of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares (as regards participation in the profits or assets of the Company) ranking in priority to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Repurchase of Shares

At its discretion and without the sanction of a resolution, our board of directors may authorize the purchase by us of our own shares, of any class, at any price. To the extent permitted by Bermuda law, the shares to be purchased may be selected in any manner whatsoever, upon such terms as our board of directors may determine in its discretion.

Transfer of Common Shares

Our board of directors may refuse to recognize an instrument of transfer of a common share unless (i) the instrument of transfer is duly stamped, if required by law, and lodged with us, accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors may reasonably require, (ii) the transfer is in respect of only one class of share, (iii) the transfer is in respect of less than 5 persons jointly and (iv) the permission of the Bermuda Monetary Authority has been obtained, if applicable. Subject to such restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing the usual common form of instrument of transfer or any other form which our board of directors may approve. An instrument of transfer must be signed by the transferor and transferee, however, in the case of a fully paid up common share, an instrument of transfer need only be signed by the transferor.

Certain Provisions of Our Memorandum of Association and Bye-laws and the Companies Act that May Have Anti-Take Over Effects

Election and Removal of Directors

Our bye-laws provide that our board of directors shall consist of thirteen directors or such lesser or greater number as our board of directors, by resolution, may from time to time determine, provided that, at all times, there shall be no fewer than three directors. Any Board positions that are not filled during an annual meeting are deemed casual vacancies. The board of directors, provided that it is quorate, has the power to appoint any person as a director so as to fill a casual vacancy by resolution. Any directors so appointed will remain in office until the next Annual General Meeting. Our bye-laws provide that our directors may be divided into three classes to create a staggered board at any time upon the passing of a board resolution.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Our bye-laws provide that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that a quorum for such a meeting shall be two shareholders present in person or represented by proxy and entitled to vote holding not less than 50% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, not less than 10 nor more than 60 days’ notice must be given of an annual general meeting and at least five days’ notice of a special general meeting, must be given of a special general meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. In accordance with the

Companies Act, a general meeting may be held with only one individual present, provided the requirement for a quorum is satisfied.

Shareholder Written Resolutions

Our bye-laws permit us to use shareholder written resolutions only if certain conditions are met.

Advance Notice Requirements for Shareholder Nominations

Our bye-laws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder entitled to vote for the election of directors may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary with respect to an election to be held at an annual general meeting not less than 120 days nor more than 150 days prior to the date of the Company’s proxy statement released to shareholders in connection with the prior year’s annual general meeting.

Amendments to our Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of our shareholders. However, to revoke, alter, or amend certain of our bye-laws it requires the approval of at least 66 2/3% of the combined voting power of all shareholders entitled to vote thereon.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Board Actions

Under Bermuda law, the directors of a Bermuda company owe their fiduciary duty to the company, rather than to individual shareholders. Our bye-laws provide that some actions are required to be approved by our board of directors. Actions must be approved by a majority of the votes present and entitled to be cast at a properly convened meeting of our board of directors.

In addition, pursuant to our bye-laws and our shareholders agreement and to the extent permitted by applicable law, our directors who are affiliated with our major shareholders are not required to present to us corporate opportunities (e.g., acquisitions or new potential clients) that they become aware of unless such opportunities are presented to them expressly in their capacity as one of our directors.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law does not require that our directors be individuals, and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

Amalgamations and Similar Arrangements

A Bermuda exempted company may amalgamate with one or more companies or corporations incorporated either in Bermuda, and in certain circumstances, outside Bermuda, and continue as one fused company. To the extent shareholder approval is required to amalgamate the company, any amalgamation of us with another company or corporation first requires the approval of our board of directors and then the approval of our shareholders, by resolution passed by a majority of votes cast at the meeting convened to consider the amalgamation, voting together as a single class, subject to any voting rights granted to holders of any preference shares.

Business Combinations

Our bye-laws provide a mechanism designed to deal with business combinations including (but not limited to) any amalgamation, merger or consolidation of the Company or any subsidiary with any interested shareholder or any other company which is or after such merger, consolidation or amalgamation would be an affiliate or associate of an interested shareholder. This provision does not apply to any shareholder who held 15% or more of the common shares as of July 23, 2007.

Our bye-laws provide that we will not engage in any business combination with any interested shareholder or any affiliate or associate of any interested shareholder or any person who thereafter would be an affiliate or associate of such interested shareholder for a period of three years following the time that such shareholder became an interested shareholder. The following broad exceptions are set out:

•	if a majority of the Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or
•

at or subsequent to such time the business combination is approved by a majority of the board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding voting shares, voting together as a single class, excluding voting shares (as defined in our bye-laws) beneficially owned by any interested shareholder or any affiliate or associate of such interested shareholders. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise; or

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder or any affiliate or associate of the interested shareholder owned at least 85% of our voting shares outstanding (excluding those possessed by directors, officers or employees for the purposes of the calculation) at the time the transaction commenced; or

•

in the case of business combination with any interested shareholder or any affiliate or associate of any interested shareholder or any person who thereafter would be an affiliate or associate of such interested shareholder, in which all of the capital shares not already owned by such person are converted into, exchanged for or become entitled to receive, cash and/or securities, and various specific conditions shall have been met.

Notwithstanding any other provisions of the bye-laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or the bye-laws), any proposal to amend, repeal or adopt any provision of the bye-laws inconsistent with the bye-law dealing with business combinations, in addition to any other vote required by law, shall require the affirmative vote of the holders of a majority of the voting shares entitled to be cast by the holders of all the then outstanding voting shares, voting together as a single class.

Takeovers

Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer being approved by the holders of not less than 90% in value of the shares which are the subject of the offer, (other than shares already held by the offeror, or a nominee), the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Bermuda courts within one month of the notice given by the offerer to any remaining shareholders, objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals, and the burden is on the dissentient shareholder to prove unfairness, not merely that the scheme is open to criticism. Bermuda law also provides a statutory mechanism whereby the holders of not less than 95% of the shares or any class of shares in the company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares on the terms set out in the notice. When such a notice is given, the purchasers are entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder applies to the Bermuda courts for an appraisal.